Exhibit 10.1

2015 EXECUTIVE VARIABLE SALES COMPENSATION PLAN UNDER THE MKS 162(m) EXECUTIVE CASH INCENTIVE PLAN

Participant Name:	John R. Abrams

Job Title:	Senior Vice President of Global Sales

Region/Key Accounts (as applicable):	Worldwide

Base Salary:	(in local currency): $300,000

Target Bonus (at 100% achievement):	(in local currency): $225,000

Total Compensation (base and variable) at 100% achievement:	(in local currency): $525,000

I. Calculation of Variable Sales Compensation Payment

Bookings

Bookings % Target	Bookings	% of Target Bonus
70%	[**]	15%
74%	[**]	25%
77%	[**]	35%
82%	[**]	50%
86%	[**]	60%
87%	[**]	63%
88%	[**]	66%
89%	[**]	69%
91%	[**]	75%
95%	[**]	85%
100%	[**]	100%
108%	[**]	125%
115%	[**]	150%
123%	[**]	175%
130%	[**]	200%

2015 EXECUTIVE VARIABLE SALES COMPENSATION PLAN

TERMS AND CONDITIONS

1.	Plan Objective:	The MKS Instruments, Inc. 2015 Executive Variable Sales Compensation Plan (the “2015 Executive Sales Plan”) is intended to incentivize and motivate John R. Abrams, MKS’ Senior Vice President of Global Sales, to build and sustain value for the Company. Mr. Abrams is eligible to receive a variable sales compensation payment based on Company goals and objectives set forth on page one of this plan.

2.	Effective Date:	The 2015 Executive Sales Plan will be in effect from January 1, 2015 to December 31, 2015, unless revised or terminated during the 2015 calendar year by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), in their sole discretion.

3.	Plan Administration:	The Compensation Committee shall construe and interpret the terms of this 2015 Executive Sales Plan in accordance with the MKS 162(m) Executive Cash Incentive Plan (the “162(m) Plan”). The Compensation Committee may correct any defect, supply any omission or reconcile any inconsistency in this 2015 Executive Sales Plan in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Compensation Committee shall be made in the Compensation Committee’s sole discretion and shall be final and binding on all persons having or claiming any interest in this 2015 Executive Sales Plan.

4.	Eligibility:	Mr. Abrams’ participation in the 2015 Executive Sales Plan is determined by the Compensation Committee.

5.	Definitions:	Bookings

means written customer purchase orders which have been reviewed, approved and accepted by the Company in accordance with the standard Company (i) contract and finance review and approval process or (ii) purchase order review and approval process, as applicable. It being understood that only Bookings that fulfill the above requirements will be included in the calculation of the Participant’s incentive payments under this plan.

		Cause	Means the definition of “cause” as defined in the Participant’s executive employment agreement as may be amended from time to time.
		Company	means MKS Instruments, Inc. and all of its subsidiaries.
		Participant	means John R. Abrams.

6.	Payment Date:	Payment under the 2015 Executive Sales Plan shall be made as soon as practicable after the performance assessment has been completed with respect to the 2015 fiscal year and certified by the Compensation Committee, but in no event later than March 15, 2016.

7.	Employment on Payment Date	In order to receive any payment under this 2015 Executive Sales Plan, the Participant must be actively employed as of the payment date.

8.	Plan Amendment and Termination:	This 2015 Executive Sales Plan may only be amended or modified by the Compensation Committee.

9.	Confidentiality	The Participant will at all times treat the terms of this plan as confidential information of the Company in accordance with the confidential information agreement entered into between the Participant and the Company.

10.	Taxes and Withholdings	Deductions for tax and other applicable withholdings will be calculated and withheld from all payments under this plan as appropriate.

11.	Assignment	The Participant may not assign or transfer his interest under this plan except as required by law.

12.	No Individual Liability	No individual acting as a director, officer, employee or agent of the Company will be liable to the Participant, spouse, beneficiary, or any other person for any determination, decision or action made in good faith with respect to this plan or any payment under this plan. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of this plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this plan unless arising out of such person’s own fraud or bad faith.

13.	Participants are Unsecured Creditors	The Participant and his heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company by virtue of participation in this plan. The Company’s obligation under this plan shall be that of an unfunded and unsecured promise of the Company to pay money in the future.

14.	IRC Section 409A:	This 2015 Executive Sales Plan is intended to either be exempt from, or to comply with, all provisions of IRC Section 409A and to the maximum extent possible shall be so interpreted and administered. Without limiting the generality of the foregoing, to the extent that any amount that becomes payable to the Participant by reason of the Participant’s separation from service, as defined in the IRC Section 409A, is subject to IRC Section 409A, and that the Participant is a “specified employee” as defined in IRC Section 409A at the time of such separation from service, such amount shall not be paid until the earlier of the first day of the seventh month following the month that includes the separation from service or the date of the Participant’s death. Notwithstanding the foregoing, in no event shall the Company be liable to the Participant for any tax or penalty imposed upon the Participant pursuant to IRC Section 409A or otherwise.

15.	Clawback	Any payment made hereunder shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of any applicable Company clawback policy (the “Clawback Policy”) or any applicable law, as may be in effect from time to time. The Participant hereby acknowledges and consents to the Company’s application, implementation and enforcement of (i) any applicable Clawback Policy in effect at the time the Participant is notified of his or her eligibility to receive a payment under this 2015 Executive Sales Plan and (ii) any provision of applicable law relating to cancellation, recoupment, rescission or payment of compensation, and agrees that the Company may take such actions as may be necessary to effectuate the Clawback Policy without further consideration or action.

16.	Section 162(m):	This 2015 Executive Sales Plan is subject to the provisions of the 162(m) Plan, a copy of which has been furnished to the Participant.

17.	No Right to Employment:	In no way does participation in this 2015 Executive Sales Plan create a contract or a right of employment.

18.	Entire Agreement:	This 2015 Executive Sales Plan, including these Terms and Conditions, and the 162(m) Plan, constitute the entire agreement between the Company and the Participant with respect to the subject matter hereof and expressly supersedes all prior variable sales commission/compensation plans, and prior negotiations and understandings, whether written or oral, between the Company and the Participant with respect to the subject matter hereof. If any provision of this plan is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

Participant Acknowledgement and Receipt:

My signature below verifies that I have received a copy of the MKS Instruments, Inc. 2015 Executive Variable Sales Compensation Plan, including the Terms and Conditions, and agree to abide by its terms.

/s/ John R. Abrams	7 May 15
John R. Abrams	Date

Company Acknowledgement:

/s/ Gerald G. Colella	5/12/15
Gerald G. Colella, Chief Executive Officer and President	Date

/s/ Catherine M. Langtry	5/11/15
Catherine M. Langtry, V.P. of Global Human Resources	Date

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